Exhibit 4.1

Execution Version

FIRST INDENTURE SUPPLEMENT
FIRST INDENTURE SUPPLEMENT, dated as of April 17, 2018 (this “First Indenture Supplement”), by and between Longtrain Leasing III, LLC, a Delaware limited liability company (the “Issuer”), and U.S. Bank National Association, a national banking association, as Indenture Trustee (the “Indenture Trustee”) under the Indenture (as defined below).
W I T N E S S E T H:
WHEREAS, the Issuer and the Indenture Trustee have heretofore executed and delivered an Indenture, dated as of January 29, 2015 (the “Indenture”), pursuant to which the Issuer issued $250,000,000 aggregate principal amount of 2.98% Fixed Rate Secured Railcar Equipment Notes, Class A-1 due 2045 (the “Class A-1 Notes”) and $375,487,000 aggregate principal amount of 4.06% Fixed Rate Secured Railcar Equipment Notes, Class A-2 due 2045 (the “Class A-2 Notes”; together with the Class A-1 Notes, the “Equipment Notes”);
WHEREAS, Section 9.02 of the Indenture provides that with the consent of the Requisite Majority, the Issuer and the Indenture Trustee may enter into an Indenture Supplement for purposes of, among other things, changing in any manner or eliminating any of the provisions of the Indenture;
WHEREAS, the Issuer and American Railcar Leasing LLC, a Delaware limited liability company (“ARL”), are party to that certain Railcar Management Agreement, dated as of January 29, 2015 (the “Management Agreement”) pursuant to which ARL, among other things, manages on Issuer’s behalf the Railcars and certain aspects of the Leases related to such Railcars;
WHEREAS, the Issuer is party to that certain Amended and Restated Lease Administration Agreement (the “Initial Lease Administration Agreement”), dated as of October 2, 2006, by and among the Issuer, ARL, ARL Lease Administrators LLC, a Delaware limited liability company (“Initial Lease Administrator”), U.S. Bank National Association, as Bank, and the parties listed as Tranche II Owners (as defined therein) from time to time party thereto, pursuant to which, among other things, the Initial Lease Administrator performs certain administrative duties with respect to the Issuer and its Railcars and the Leases related to such Railcars;
WHEREAS, the Issuer is party to that certain Collateral Agency Agreement (the “Initial Collateral Agency Agreement”), dated as of July 20, 2004, by and among the Issuer, ARL, U.S. Bank National Association, as Collateral Agent (the “Initial Collateral Agent”), and each other Pledgor (as defined therein) party thereto;
WHEREAS, the Issuer desires that it have the option to arrange for American Railcar Industries, Inc., a North Dakota corporation (“ARI”), to manage the Railcars and the Leases related to such Railcars on Issuer’s behalf and desires that it have the option to

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terminate the services provided by ARL and certain of its Affiliates in connection therewith and to appoint ARI and certain of its Affiliates to such positions, and in furtherance of the foregoing, the Issuer further desires that it be permitted, at the discretion of the Issuer, (x) to terminate the Management Agreement and replace ARL as Manager with ARI, pursuant to a replacement management agreement in substantially the form attached as Exhibit A by and between Issuer and ARI, as manager (the “Replacement Management Agreement”), (y) to withdraw from the Initial Lease Administration Agreement and appoint ARI or a Subsidiary of ARI as a new lease administrator, and appoint USB as the bank, pursuant to a new or additional lease administration agreement in substantially the form attached as Exhibit B (the “New Lease Administration Agreement”), and (z) to withdraw from the Initial Collateral Agency Agreement and to appoint USB as the collateral agent, pursuant to a new or additional collateral agency agreement in substantially the form attached as Exhibit C (the “New Collateral Agency Agreement”) (clauses (x), (y) and (z), the “Replacement Actions”); and
WHEREAS, in connection with the Replacement Actions, the Issuer seeks to change the Indenture, as set forth herein, in order to permit, at the discretion of the Issuer, (i) the termination of the Management Agreement and the appointment of ARI as manager pursuant to the Replacement Management Agreement, (ii) the Issuer’s withdrawal from the Initial Lease Administration Agreement and the appointment of ARI or a Subsidiary of ARI as lease administrator and of USB as the bank, pursuant to the New Lease Administration Agreement, and (iii) the Issuer’s withdrawal from the Initial Collateral Agency Agreement and the appointment of USB as the collateral agent, pursuant to the New Collateral Agency Agreement (the “Proposed Amendments”);
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer and the Indenture Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Equipment Notes, as follows:
ARTICLE I – DEFINITIONS
Section 1.1.    Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.
ARTICLE II     – CONSENTS
Section 2.1.    Amendments to the Indenture.
(a)    The definition of “Collateral Agency Agreement” on Annex A to the Indenture is hereby stricken and deleted and replaced with the following in lieu thereof:
“Collateral Agency Agreement” means, individually and collectively, the Initial Collateral Agency Agreement and any New Collateral Agency Agreement, provided that upon and following the Issuer’s withdrawal as Pledgor from the Initial Collateral Agency

Agreement, it shall mean only the New Collateral Agency Agreement.
(b)    The definition of “Collateral Agent” on Annex A to the Indenture is hereby stricken and deleted and replaced with the following in lieu thereof:
“Collateral Agent” means, individually and collectively, the Initial Collateral Agent and any New Collateral Agent, provided that upon and following the Issuer’s withdrawal as Pledgor from the Initial Collateral Agency Agreement, it shall mean only the New Collateral Agent.
(c)    The definition of “Lease Administration Agreement” on Annex A to the Indenture is hereby stricken and deleted and replaced with the following in lieu thereof:
“Lease Administration Agreement” means, individually and collectively, the Initial Lease Administration Agreement and any New Lease Administration Agreement, provided that upon and following the Issuer’s withdrawal as Tranche II Owner from the Initial Lease Administration Agreement, it shall mean only the New Lease Administration Agreement.
(d)    The definition of “Lease Administrator” on Annex A to the Indenture is hereby stricken and deleted and replaced with the following in lieu thereof:
“Lease Administrator” means, individually and collectively, the Initial Lease Administrator and any New Lease Administrator, provided that upon and following the Issuer’s withdrawal as Tranche II Owner from the Initial Lease Administration Agreement, it shall mean only the New Lease Administrator.
(e)    The definition of “Management Agreement” on Annex A to the Indenture is hereby stricken and deleted and replaced with the following in lieu thereof:
““Management Agreement” means the Initial Management Agreement until the Initial Management Agreement is terminated in connection with the appointment of ARI as manager pursuant to the Replacement Management Agreement, at which point, and thereafter, “Management Agreement” means the Replacement Management Agreement”
(f)    The definition of “Manager” on Annex A to the Indenture is hereby amended to add the following immediately before the “.”:

“, which, for the avoidance of doubt, shall include ARI from and after the time that ARL, including its successors in interest, has been removed as Manager in connection with the appointment of ARI as manager pursuant to the Replacement Management Agreement, at which point, and thereafter, “Manager” means ARI”
(g)    Annex A of the Indenture is hereby amended to add the following definitions in appropriate alphabetical order:
“Initial Collateral Agency Agreement” means the Collateral Agency Agreement, dated as of July 20, 2004, among the Issuer, the Manager (as defined therein), the Initial Collateral Agent and each manager and each pledgor that becomes a party thereto from time to time.
“Initial Collateral Agent” means USB, in its capacity as collateral agent under the Initial Collateral Agency Agreement.
“Initial Lease Administration Agreement” means the Amended and Restated Lease Administration Agreement, dated as of October 2, 2006, among ARL, the Initial Lease Administrator, USB, and the other parties set forth therein.
“Initial Lease Administrator” means ARL Lease Administrators LLC, a limited liability company organized under the laws of the State of Delaware.
“Initial Management Agreement” means that certain railcar management agreement, dated as of January 29, 2015, between the Issuer and ARL.

“New Collateral Agency Agreement” means any collateral agency agreement among the New Collateral Agent, ARI, as manager, and each manager and each pledgor that becomes party thereto from time to time, on substantially the same terms as the Initial Collateral Agency Agreement or with such changes requested by the New Collateral Agent that in the determination of the Issuer are reasonable and consistent with current market practices at the time the new or additional collateral agency agreement becomes effective.
“New Collateral Agent” means the collateral agent under the New Collateral Agency Agreement.
“New Lease Administration Agreement” means any lease administration agreement among ARI, the New Lease Administrator, and the other parties set forth therein that become parties thereto from time to time, on substantially the same terms as the Initial Lease Administration Agreement or with such changes requested by the bank that in the determination of the Issuer are reasonable and consistent with current market practices at the time the new or additional lease administration agreement becomes effective.
“New Lease Administrator” means ARI or a Subsidiary of ARI.

“Replacement Management Agreement” means a replacement railcar management agreement by and between the Issuer and ARI, on substantially the same terms as the Initial Management Agreement, after taking into account certain changes to reflect the appointment of ARI as Manager.
(h)    Section 5.02(a) of the Indenture is hereby amended by adding the following sentence to the end of the section thereof:
“Notwithstanding the foregoing, the Issuer shall be permitted, in its discretion, to (i) amend, terminate, discharge or prejudice the validity or effectiveness of the Management Agreement in connection with the termination and the replacement of the Initial Management Agreement with the Replacement Management Agreement, (ii) withdraw from the Initial Lease Administration Agreement at any time following the appointment of ARI or a Subsidiary of ARI as New Lease Administrator pursuant to a New Lease Administration Agreement, and (iii) withdraw from the Initial Collateral Agency Agreement at any time following the appointment of a New Collateral Agent acceptable to ARI in its sole discretion pursuant to a New Collateral Agency Agreement. The Indenture Trustee and the Issuer hereby acknowledge that upon the termination of the Management Agreement and the appointment of ARI, as manager pursuant to the Replacement Management Agreement, ARI may continue to use ARL to assist in complying with its obligations hereunder with respect to (i) the management of the Railcars and the Leases related to such Railcars pursuant to a sub-contracting services agreement mutually acceptable to ARL and ARI, (ii) the New Lease Administration Agreement, whether prior to or following the Issuer’s withdrawal from the Initial Lease Administration Agreement and the appointment of ARI or a Subsidiary of ARI as New Lease Administrator pursuant to the New Lease Administration Agreement, and (iii) the New Collateral Agency Agreement, whether prior to or following the Issuer’s withdrawal from the Initial Collateral Agency Agreement and appointment of the New Collateral Agent pursuant to the New Collateral Agency Agreement. At the request of the Issuer, the Indenture Trustee may execute and deliver any notices, confirmations or other documents that are substantially similar to the notices, confirmations or other documents delivered in connection with the Initial Management Agreement, Initial Lease Administration Agreement and Initial Collateral Agency Agreement, or with such changes requested by the applicable counterparty that in the determination of the Issuer are reasonable and consistent with current market practices at the time the new agreements become effective. Nothing in the foregoing, however, shall prohibit the Issuer from terminating ARI as Manager under the Replacement Management Agreement (or permitting ARI to assign its rights and obligations thereunder to a successor manager), and such assignment and assumption of the Manager’s duties and obligations by the successor manager shall be effective to cure any Event of Default arising from the occurrence of a Manager Termination Event resulting during ARI’s tenure as Manager.”

(i)    Section 5.04(m) is hereby amended by adding the following immediately before “or (B)”:
“; provided, the Issuer shall be permitted, without the prior written consent of the Indenture Trustee, to authorize or approve, or consent to, in its discretion, the termination of the Initial Management Agreement, the withdrawal of Issuer from the Initial Lease Administration Agreement and/or the withdrawal of Issuer from the Initial Collateral Agency Agreement, in each case, in accordance with the provisions of Section 5.02(a),”.
(j)    Section 5.04(m) is hereby further amended by the adding the following immediately before “, and (iii)”:
“; provided, the Issuer shall be permitted, without the prior written consent of the Indenture Trustee to authorize or approve, or consent to, in its discretion, the termination of the Initial Management Agreement, the withdrawal of Issuer from the Initial Lease Administration Agreement and/or the withdrawal of Issuer from the Initial Collateral Agency Agreement, in each case, in accordance with the provisions of Section 5.02(a)”
(k)    Section 5.04(o) is hereby amended by adding the word “Agreement” between the words “Administration and “except” in the third sentence thereof.
(l)    Section 5.04(o) is hereby amended by adding the following sentence at the end of the section thereof:
“Notwithstanding the foregoing, the Issuer shall be permitted, without the prior written consent of the Indenture Trustee to terminate, in its discretion, the Initial Management Agreement and withdraw from the Initial Lease Administration Agreement and Initial Collateral Agency Agreement, in each case in accordance with the provisions of Section 5.02(a).”
ARTICLE III    - MISCELLANEOUS
Section 3.1.    Effect of First Indenture Supplement. From and after the Effective Date (hereinafter defined), the Indenture shall be supplemented in accordance herewith, and this First Indenture Supplement shall form a part of the Indenture for all purposes, and every Holder of the Equipment Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.
Section 3.2.    Indenture Remains in Full Force and Effect. Except as supplemented by this First Indenture Supplement, all provisions in the Indenture shall remain in full force and effect.

Section 3.3.    References to First Indenture Supplement. Any and all notices, requests, certificates and other instruments executed and delivered simultaneously with or after the execution and delivery of this First Indenture Supplement may refer to the Indenture without making specific reference to this First Indenture Supplement, but nevertheless all such references shall include this First Indenture Supplement unless the context requires otherwise.
Section 3.4.    Separability Clause. In case any provision of this First Indenture Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.5.    Headings. The Article and Section headings of this First Indenture Supplement have been inserted for convenience of reference only, are not to be considered a part of this First Indenture Supplement and shall in no way modify or restrict any of the terms or provisions hereof.
Section 3.6.    Benefits of First Indenture Supplement. Nothing in this First Indenture Supplement, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Equipment Notes any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Indenture Supplement or the Equipment Notes.
Section 3.7.    Successors. All agreements of the Issuer in this First Indenture Supplement shall bind its successor. All agreements of the Indenture Trustee in this First Indenture Supplement shall bind its successor.
Section 3.8.    Indenture Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Issuer, and the Indenture Trustee assumes no responsibility for their correctness.
Section 3.9.    Certain Duties and Responsibilities of the Indenture Trustee. In entering into this First Indenture Supplement, the Indenture Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Indenture Trustee, whether or not elsewhere herein so provided.
Section 3.10.    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This First Indenture Supplement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles.
(b)    Each of the parties hereto agrees that the United States federal and New York state courts located in the City of New York shall have non-exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this First Indenture Supplement and, for such purposes, submits to the jurisdiction of such courts. Each of the parties hereto waives any objection which it might now or hereafter have to the United States federal or New York state courts located in the City of New York being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this First Indenture Supplement and agrees not to claim that any such court is not a convenient or appropriate forum. The submission to the jurisdiction of the court referred to this in Section shall not (and shall not be construed so as to) limit the right of the Indenture Trustee to take proceedings against the Issuer in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the parties hereto hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this First Indenture Supplement to the giving of any relief or the issue of any process in connection with such action or proceeding, including the making, enforcement, or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.
(c)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS FIRST INDENTURE SUPPLEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS FIRST INDENTURE SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 3.11.    Multiple Originals. The parties may sign any number of copies of this First Indenture Supplement. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Indenture Supplement.
Section 3.12.    Effectiveness. This First Indenture Supplement shall become effective upon execution by the Issuer and the Indenture Trustee (the “Effective Date”).
Section 3.13.    Confirmation. Each of the Issuer and the Indenture Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this First Indenture Supplement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Indenture Supplement to be duly executed as of the date first above written.

LONGTRAIN LEASING III, LLC, as Issuer

By: __________________________
Name:    Luke M. Williams
Title:    Senior Vice President, Chief Financial             Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Indenture Trustee

By: __________________________
Name:    Chris McKim
Title:    Vice President, Structured Finance Relationship Manager

[Signature Page – Longtrain III First Indenture Supplement]